Schedule A

BARON ETF TRUST

May 5, 2026

Series of Shares

Baron First Principles ETF

Baron Global Durable Advantage ETF

Baron SMID Cap ETF

Baron Technology ETF

Baron Financials ETF

Baron Emerging Markets Select ETF

Baron Risk Optimized Large Cap ETF